Exhibit 10.10

January 3, 2003

Mr. James Mannebach
35 Portland Place
St. Louis, MO 63108

OFFER LETTER OF EMPLOYMENT

Dear Jim,

It is my great pleasure to extend to you an offer to join the management of Roper Industries, Inc. (“Roper”), the terms of which are set out as follows.

Position:	You will serve as a corporate officer of Roper and as head of a group of our businesses. Roper’s offer is subject to your satisfactory completion of a company physical and a start date no later than January 20, 2003.

Base Salary:	Your starting base salary will be at the annual rate of $275,000 and, under the Board’s current policy, will be annually reviewed each November with the adjusted annual rate commencing the following January 1. You will also be paid at the commencement of your employment a $25,000 sign-on bonus.

Incentive Bonus:	You will participate in Roper’s discretionary annual corporate officer bonus programs, your bonuses under which will be based upon the fiscal-year performance of the business group you head and will be paid in January following Roper’s fiscal year-end (October 31). Under the fiscal 2003 incentive bonus program you could earn a bonus of up to 100% or more of your base salary; you will be guaranteed a minimum incentive bonus of $100,000 for fiscal 2003.

Incentive Stock Program:	You will be a participant in the Company’s 2000 Stock Incentive Plan under which you will be granted 40,000 stock options (three-year vesting) at the commencement of your employment. You will receive an additional grant of 25,000 stock options in November 2003 and thereafter will participate in this Plan with all other Roper corporate officers as determined appropriate by Roper’s Board of Directors.

James Mannebach
January 3, 2003
Page Two

Employee Benefits:	You will be eligible for all Company employee benefits available to Roper’s corporate officers including disability, health, dental, vision, a 401-K Plan (subject to its six-month waiting period) under which the Company would make base and matching contributions of up to 7-1/2% of your salary and a non-qualified deferred compensation plan (no waiting period) under which you could defer up to 100% of your cash compensation.

Auto Car Allowance:	Roper will lease (3-years) an automobile of your choice for your use under its customary corporate officer program.

Relocation:	Roper will reimburse (and gross up) the customary moving and relocation expenses you incur at the time of your relocation to the Atlanta area and will provide reasonable temporary accommodations in the Atlanta area per Roper’s policy for corporate officers until your relocation.

Severance:	If Roper terminates your employment without cause (your commission of any crime involving the funds or the assets of the Company, your willful breach of the Company’s ethical and other policies guidelines of conduct applicable to you, your personal conduct or misbehavior which is substantially detrimental or threatening to the reputation, prospects, welfare or security of the Company, or your continued non-performance of ordinary and customary duties in the manner requested by the Chief Executive Officer after written notice thereof), you will be entitled to receive one year’s severance (monthly installments) equal to your then-current monthly base salary and any bonus which would be earned based on Company performance up through the period of termination.

Please indicate your acceptance of this offer by executing this letter in the space provided below and returning the fully executed letter to me.

Sincerely yours,	Accepted by
______________________
Brian D. Jellison	James Mannebach
President and
Chief Executive Officer	Date: ________________